Exhibit 99.1

S&IP, A Business of Halyard Health, Inc.

Combined Financial Statements As of

December 31, 2017 and 2016

and For the Three Years Ended

December 31, 2017, 2016 and 2015

and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Halyard Health, Inc.

Atlanta, Georgia

We have audited the accompanying combined financial statements of the Surgical and Infection Prevention (“S&IP”) Business (the “Company”) (a segment of Halyard Health, Inc.), which comprise the combined balance sheets as of December 31, 2017 and 2016, and the related combined statements of income, comprehensive income (loss), invested equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Surgical and Infection Prevention Business as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, the combined financial statements include the allocation of certain expenses from Halyard Health, Inc. These allocated expenses may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from Halyard Health, Inc.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 28, 2018, except for Note 12, as to which the date is March 30, 2018.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

COMBINED BALANCE SHEETS

(in millions)

	As of December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$51.2	$34.2
Accounts receivable, net of allowances	117.9	113.8
Inventories	190.8	184.0
Prepaid and other current assets	2.5	1.3

Total Current Assets	362.4	333.3

Property, Plant and Equipment, net	144.8	150.1
Goodwill	267.3	266.7
Other Intangible Assets, net	0.8	1.6
Deferred Tax Assets	8.4	9.0
Other Assets	0.6	0.6

TOTAL ASSETS	$784.3	$761.3

LIABILITIES AND INVESTED EQUITY
Current Liabilities:
Trade accounts payable	$100.8	$85.5
Accrued expenses	85.3	79.9

Total Current Liabilities	186.1	165.4
Deferred Tax Liabilities	4.4	26.4
Other Long-Term Liabilities	4.2	4.5

Total Liabilities	194.7	196.3

Invested Equity
Halyard’s net investment	590.2	579.0
Accumulated other comprehensive loss	(0.6)	(14.0)

Total Invested Equity	589.6	565.0

TOTAL LIABILITIES AND INVESTED EQUITY	$784.3	$761.3

The accompanying notes are an integral part of these combined financial statements.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

COMBINED INCOME STATEMENT

(in millions)

	Year Ended December 31,
	2017	2016	2015
Net Sales	$1,012.7	$1,026.1	$1,065.3
Cost of products sold	808.8	812.3	843.4

Gross Profit	203.9	213.8	221.9
Research and development	7.6	7.4	8.7
Selling and general expenses	185.8	171.8	184.8
Goodwill impairment	—	—	474.0
Other expense, net	16.5	20.1	4.1

Operating (Loss) Profit	(6.0)	14.5	(449.7)
Interest income	—	—	0.1

(Loss) Income Before Income Taxes	(6.0)	14.5	(449.6)
Income tax benefit (provision)	6.2	(6.5)	(7.4)

Net Income (Loss)	$0.2	$8.0	$(457.0)

The accompanying notes are an integral part of these combined financial statements.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Year Ended December 31,
	2017	2016	2015
Net Income (Loss)	$0.2	$8.0	$(457.0)
Other Comprehensive Income (Loss), Net of Tax
Defined benefit plans	0.4	(0.8)	—
Unrealized currency translation adjustments	11.8	8.8	(15.7)
Cash flow hedges	1.2	0.8	(0.7)

Total Other Comprehensive Income (Loss), Net of Tax	13.4	8.8	(16.4)

Comprehensive Income (Loss)	$13.6	$16.8	$(473.4)

The accompanying notes are an integral part of these combined financial statements.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

COMBINED STATEMENTS OF INVESTED EQUITY

(in millions)

	Halyard’s Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Invested Equity
Balance at January 1, 2015	$1,107.9	$(6.4)	$1,101.5
Net Loss	(457.0)	—	(457.0)
Change in Halyard’s investment, net	(20.6)	—	(20.6)
Other comprehensive loss:
Unrealized currency translation adjustment	—	(15.7)	(15.7)
Cash flow hedges	—	(0.7)	(0.7)

Balance at December 31, 2015	630.3	(22.8)	607.5
Net Income	8.0	—	8.0
Change in Halyard’s investment, net	(59.3)	—	(59.3)
Other comprehensive income (loss):
Defined benefit plan	—	(0.8)	(0.8)
Unrealized currency translation adjustment	—	8.8	8.8
Cash flow hedges	—	0.8	0.8

Balance at December 31, 2016	579.0	(14.0)	565.0
Net income	0.2	—	0.2
Change in Halyard’s investment, net	11.0	—	11.0
Other comprehensive income:
Defined benefit plan	—	0.4	0.4
Unrealized currency translation adjustment	—	11.8	11.8
Cash flow hedges	—	1.2	1.2

Balance at December 31, 2017	$590.2	$(0.6)	$589.6

The accompanying notes are an integral part of these combined financial statements.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2017	2016	2015
Operating Activities
Net income (loss)	$0.2	$8.0	$(457.0)
Depreciation and amortization	24.1	23.4	24.0
Net losses (gains) on asset dispositions	0.3	0.4	(10.4)
Share-based compensation funded by Halyard	3.7	4.2	2.3
Goodwill impairment	—	—	474.0
Deferred income taxes	(21.5)	(4.0)	1.4
Changes in operating assets and liabilities:
Accounts receivable	(4.0)	21.4	17.5
Inventories, net of allowance	(7.7)	31.0	(5.0)
Prepaid expenses and other assets	(1.2)	1.5	0.3
Accounts payable	13.7	(3.5)	2.4
Accrued expenses and other liabilities	4.9	(11.6)	4.0
Other changes in working capital	3.5	(0.3)	(3.9)
Other	2.3	2.9	(4.2)

Cash Provided by Operating Activities	18.3	73.4	45.4
Investing Activities
Capital expenditures	(14.7)	(11.1)	(26.9)
Proceeds from dispositions of property	0.1	—	7.8

Cash Used in Investing Activities	(14.6)	(11.1)	(19.1)
Financing Activities
Net transfers from (to) Parent	15.9	(54.6)	(25.5)

Cash Provided by (Used in) Financing Activities	15.9	(54.6)	(25.5)
Effect of Exchange Rates on Cash and Cash Equivalents	(2.6)	0.6	2.2

Increase in Cash and Cash Equivalents	17.0	8.3	3.0
Cash and Cash Equivalents - Beginning of Year	34.2	25.9	22.9

Cash and Cash Equivalents - End of Year	$51.2	$34.2	$25.9

Supplemental Cash Flow Disclosure
Cash paid for income taxes	$6.6	$1.9	$1.9
Supplemental Noncash Disclosure
Capital expenditures included in accounts payable	$1.6	$1.3	$1.6

The accompanying notes are an integral part of these combined financial statements.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Note 1.    Accounting Policies

Background

Surgical and Infection Prevention (“S&IP” or the “Business”) is a business of Halyard Health, Inc. (“Halyard” or the “Parent”) and a leading global provider of high quality healthcare supplies and solutions to the disposable infection prevention market. The Business has a leading market share across a diverse product portfolio that includes surgical drapes and gowns, medical exam gloves, sterilization wrap, facial protection, and protective apparel. References to “we,” “our” and “us” mean the Business that has been carved out from Halyard.

Basis of Presentation

These combined financial statements represent our global operations, and have been prepared on a stand-alone basis pursuant to an agreement under which Halyard has agreed to sell the Business (See Note 2, “Agreement to Divest the S&IP Business”). The combined financial statements are derived from Halyard’s consolidated financial statements and accounting records, and reflect our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The historical results of operations, financial position and cash flows of S&IP presented in these combined financial statements may not be indicative of what they would have been had S&IP actually been an independent stand-alone entity, nor are they necessarily indicative of S&IP’s future results of operations, financial position and cash flows. These combined financial statements have been restated to include the date through which subsequent events were evaluated, March 28, 2018, except for the matters disclosed in Note 12, which was through March 30, 2018.

Our combined financial statements include certain expenses which Halyard has allocated to us. These expenses have been charged to us on the basis of direct usage when identifiable, with the remainder allocated primarily on a relative percentage of net sales or headcount. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as a separate, stand-alone company or of the costs we will incur in the future. The total amount of these allocations from Halyard was approximately $39.2 million, $48.6 million and $63.3 million in the years ended December 31, 2017, 2016 and 2015, respectively, and is included in cost of sales, research and development expenses and selling and general expenses. See Note 11, “Related Party Transactions”, for further information regarding the allocations from Halyard.

The combined financial statements include assets and liabilities specifically attributable to S&IP and certain liabilities that are held by Halyard that are specifically identifiable or otherwise attributable to S&IP. Halyard uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of S&IP’s bank cash balances are transferred to Halyard’s cash management accounts regularly by Halyard at its discretion and therefore are not included in the combined financial statements. Only cash balances legally owned by S&IP are reflected in the combined balance sheet. Transfers of cash between S&IP and Halyard are included within “Net transfers to Parent” on the combined statements of cash flows. Halyard’s long-term debt and related interest expense have not been attributed to S&IP for any of the periods presented because Halyard’s borrowings are neither directly attributable to S&IP nor is S&IP the legal obligor of such borrowings.

Halyard maintains a number of benefit and stock-based compensation programs in which our eligible employees participate. As such, we were charged a portion of the expenses associated with these programs. However, our combined balance sheet does not include any Halyard net benefit plan obligations nor Halyard equity related to the stock-based compensation programs. Any benefit plan net liabilities that are our direct obligation, such as certain defined contribution and pension plans, are reflected in our combined balance sheet as well as within our operating expenses. See Note 7, “Employee Benefit Plans” and Note 8, “Stock-Based Compensation”, for further description of these benefit and stock-based compensation programs.

Halyard’s net investment balance represents the cumulative net investment in us by Halyard through that date, including any prior net income or loss and allocations or other transactions with Halyard. Certain current domestic and foreign income tax liabilities are deemed to be remitted in cash to Halyard in the period the related income tax expense is recorded.

Principles of Combination

The combined financial statements include our net assets and results of our operations and cash flows as described above. All intercompany transactions and accounts within our combined businesses have been eliminated.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The combined income statement, statements of comprehensive income (loss), invested equity and cash flows were prepared on a combined stand-alone basis derived from Halyard’s consolidated financial statements and accounting records. All transactions between Halyard and us were included in the combined financial statements and are reflected in the cash flow statement as “Net transfers to Parent” within financing activities.

Use of Estimates

We prepare our combined financial statements in accordance with GAAP, which requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting periods. Estimates are used in accounting for, among other things, distributor rebate accruals, future cash flows associated with impairment testing for goodwill and long-lived assets, loss contingencies, and deferred tax assets and potential income tax assessments. Actual results could differ from these estimates, and the effect of the change could be material to our financial statements. Changes in these estimates are recorded when known.

Cash Equivalents

Cash equivalents are short-term investments with an original maturity date of three months or less. We maintain cash balances and short-term investments in excess of insurable limits in a diversified group of major banks that are selected and monitored based on ratings by the major rating agencies in accordance with our treasury policy. See Note 11, “Related Party Transactions”, for further information regarding S&IP’s cash activities with Halyard.

Inventories and Distribution Costs

Most U.S. inventories are valued at the lower of cost, using the Last-In, First-Out (“LIFO”) method, or market. The balance of the U.S. and non-U.S. inventories are valued at the lower of cost (determined on the First-In, First-Out (“FIFO”) or weighted-average cost methods) or market. Distribution costs are classified as cost of products sold.

Property, Plant and Equipment and Depreciation

Property, plant and equipment are stated at cost and depreciated on the straight-line method. Buildings are depreciated over their estimated useful lives, primarily 40 years. Machinery and equipment are depreciated over their estimated useful lives, primarily ranging from 16 to 20 years. Leasehold improvements are depreciated over the assets’ estimated useful lives, or the remaining lease term, whichever is shorter. Purchases of computer software, including external costs and certain internal costs (including payroll and payroll-related costs of employees) directly associated with developing significant computer software applications for internal use, are capitalized. Computer software costs are amortized on the straight-line method over the estimated useful life of the software, which is generally three to five years. Depreciation expense is recorded in cost of products sold, research and development and selling and general expenses.

Estimated useful lives are periodically reviewed, and when warranted, changes are made to them. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss would be indicated when estimated undiscounted future cash flows from the use and eventual disposition of an asset group, which are identifiable and largely independent of the cash flows of other asset groups, are less than the carrying amount of the asset group. Measurement of an impairment loss would be based on the excess of the carrying amount of the asset group over its fair value. Fair value is measured using discounted cash flows or independent appraisals, as appropriate. When property is sold or retired, the cost of the property and the related accumulated depreciation is removed from the combined balance sheet and any gain or loss on the transaction is included in income.

Goodwill and Other Intangible Assets

Goodwill is tested for impairment annually and whenever events and circumstances indicate that impairment may have occurred. The evaluation of goodwill involves comparing the current fair value of a reporting unit to its carrying value, including goodwill. We use a combination of income and market approaches to estimate current fair value. The fair value determination utilizes key assumptions regarding the growth of the business, each of which requires management judgment, including estimated future sales volumes, selling prices and costs, changes in working capital and investments in property and equipment. These assumptions and estimates are based upon our historical experience and projections of future activity. In addition, the selection of the discount rate used to determine fair value is based upon a market participant’s view considering current market rates and our current cost of financing. There can be no assurance that the assumptions and estimates made for purposes of the annual goodwill

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

impairment test will prove to be accurate. Volatility in the equity and debt markets, or increases in interest rates, could result in a higher discount rate. Changes in sales volumes, selling prices and costs of goods sold and increases in interest rates could cause changes in our forecasted cash flows. Unfavorable changes in any of the factors described above could result in a goodwill impairment charge in the future. We completed the required annual goodwill impairment testing as of July 1, 2017, and the fair value was substantially in excess of the reporting unit net asset carrying value.

Intangible assets with finite lives are amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The estimated useful life is 15 years for other intangible assets. An impairment loss would be indicated when estimated undiscounted future cash flows from the use of the asset are less than its carrying amount. An impairment loss would be measured as the difference between the fair value (based on discounted future cash flows) and the carrying amount of the asset.

Revenue Recognition and Accounts Receivable

Sales revenue is recognized at the time of product shipment or delivery, depending on when title passes, to unaffiliated customers, and when all of the following have occurred: evidence of a sales arrangement is in place, pricing is fixed or determinable, and collection is reasonably assured. Sales are reported net of returns, rebates and freight allowed. Distributor rebates are estimated based on the historical cost difference between list prices and average end user contract prices and the quantity of products expected to be sold to specific end users. We maintain liabilities at the end of each period for the estimated rebate costs incurred but unpaid for these programs. Taxes imposed by governmental authorities on our revenue-producing activities with customers, such as sales taxes and value-added taxes, are excluded from net sales.

Our largest customer accounted for 20%, 23% and 24% of our net sales in 2017, 2016 and 2015, respectively. No other customer accounted for more than 10% of net sales in any of the periods presented herein. As of each year ended December 31, 2017 and 2016, we had one customer who individually accounted for more than 10% of our combined accounts receivable balance.

The allowances for doubtful accounts, sales discounts and returns were $0.8 million and $0.9 million as of each year ended December 31, 2017 and 2016, respectively. The provision for doubtful accounts was not material for the years ended December 31, 2017 and 2016.

Foreign Currency Translation

The income statements of foreign operations are translated into U.S. dollars at exchange rates in effect each month. The balance sheets of these operations are translated at period-end exchange rates, and the differences from historical exchange rates are reflected as unrealized translation adjustments in other comprehensive income.

Derivative Instruments and Hedging

All derivative instruments are recorded as assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives are either recorded in the income statement or other comprehensive income, as appropriate. The effective portion of the gain or loss on derivatives designated as cash flow hedges is included in other comprehensive income in the period that changes in fair value occur, and is reclassified to income in the same period that the hedged item affects income. Any ineffective portion of cash flow hedges is immediately recognized in income. Certain foreign-currency derivative instruments not designated as hedging instruments have been entered into to manage a portion of our foreign currency transactional exposures. The gain or loss on these derivatives is included in income in the period that changes in their fair values occur. Our policies allow the use of derivatives for risk management purposes and prohibit their use for speculation. Our policies also prohibit the use of any leveraged derivative instrument. Consistent with our policies, foreign currency derivative instruments are entered into with major financial institutions. At inception we formally designate certain derivatives as cash flow hedges and establish how the effectiveness of these hedges will be assessed and measured. This process links the derivatives to the transactions they are hedging. See Note 10, “Derivative Financial Instruments”, for disclosures about derivative instruments and hedging activities.

Research and Development

Research and development expenses are expensed as incurred. Research and development expenses consist primarily of salaries and related expenses for personnel, product trial costs, outside laboratory and license fees, the costs of laboratory equipment and facilities and asset write-offs for equipment that does not reach success in product manufacturing certifications.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Stock-Based Compensation

Our employees have historically participated in Halyard’s stock-based compensation plan. Stock-based compensation expense has been charged to us based on the awards and terms previously granted to our employees. The stock-based compensation was initially measured at the fair value of the awards on the grant date and is recognized in the financial statements over the period the employees are required to provide services in exchange for the awards. The fair value of option awards is measured on the grant date using a Black-Scholes option-pricing model. The fair value of time-based and some performance-based restricted share awards is based on the Halyard stock price at the grant date and the assessed probability of meeting future performance targets. For performance-based restricted share units for which vesting is conditioned upon achieving a measure of total shareholder return, fair value is measured using a Monte Carlo simulation. See Note 8, “Stock-Based Compensation”.

Income Taxes

For purposes of the combined financial statements, our income tax expense and deferred tax balances have been estimated as if we filed income tax returns on a stand-alone basis separate from Halyard. As a stand-alone entity, our deferred taxes and effective tax rate may differ from those in the historical periods.

We recognized tax benefits in our financial statements when our uncertain tax positions are more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We recognized deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. We have calculated our best estimate of the impact of the Act in its year end income tax provision in accordance with our understanding of the Act and guidance available as of the date of this filing and as a result have recorded $3 million as an additional income tax expense in the fourth quarter of 2017, the period in which the legislation was enacted. The provisional amount related to the re-measurement of certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future was $11 million of benefit. The provisional amount related to the one-time transition tax on the mandatory deemed repatriation of foreign earnings was $15 million based on cumulative foreign earnings of $94 million. We also recorded a $0.8 million benefit related to the treatment of current year cash dividends in relation to the repatriation tax.

On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. In accordance with SAB 118, we have determined that the $11 million of deferred tax benefit recorded in connection with the re-measurement of certain deferred tax assets and liabilities, the $15 million of current tax expense recorded in connection with the transition tax on the mandatory deemed repatriation of foreign earnings and the $0.8 million benefit related to the treatment of current year cash dividends in relation to the repatriation tax are provisional amounts and reasonable estimates at December 31, 2017. The impact of the Act may differ from this estimate, possibly materially, due to, among other things, changes in interpretations we have made, guidance that may be issued and actions we may take as a result of the Act. Additional work is necessary for a more detailed analysis of our deferred tax assets and liabilities and our historical foreign earnings as well as potential correlative adjustments. We have not accounted for the tax impacts related to the Global Intangible Low Tax Income, Base Erosion Anti Abuse Tax or Foreign Derived Intangible Income regimes or any of the other provisions of the tax legislation that are not effective until fiscal year 2018. Any subsequent adjustment to these amounts will be recorded to current tax expense in the quarter of 2018 when the analysis is complete.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

At December 31, 2017, prior to the calculation of the transition tax on the mandatory deemed repatriation, U.S. income taxes and foreign withholding taxes had not been provided on $119 million of current and prior year undistributed earnings of subsidiaries operating outside the U.S. These earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends, were lent to one of our U.S. entities or if we were to sell our stock in the subsidiaries.

While the provisional transition tax of approximately $15 million resulted in the reduction of the excess amount of financial reporting over the tax basis in our foreign subsidiaries, we have not completed our analysis of the Act’s impact as an actual repatriation from our non-U.S. subsidiaries could still be subject to additional foreign withholding taxes and U.S. state taxes. We have not completed our analysis of our global working capital and cash requirements and the potential tax liabilities attributable to a repatriation. Therefore, we have not made a provisional estimate of the deferred taxes attributable to repatriation. We will record the tax effects of any change in our prior assertion with respect to these investments, and disclose any unrecognized deferred tax liability for temporary differences related to our foreign investments, if practicable, in the period that we are first able to make a reasonable estimate, no later than December 2018. While we otherwise intend to maintain the indefinite reinvestment exception, we have provided for a deferred tax asset of $5 million representing our tax basis over book basis in our investment in certain investments in connection with proposed divestitures.

Employee Defined Benefit Plans

We recognize the funded status of our defined benefit plans as an asset or liability on our balance sheet. Actuarial gains or losses are a component of our comprehensive income, which is then included in our accumulated other comprehensive income. Pension expenses are recognized over a period in which the employee renders service and becomes eligible to receive benefits. We make assumptions (including the discount rate and expected rate of return on plan assets) in computing the pension expense and obligations.

Halyard’s Net Investment

Halyard’s net investment in the combined balance sheets represents Halyard’s historical investment in the S&IP Business and includes accumulated net earnings attributable to Halyard and the net effect of transactions with and cost allocations from Halyard.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, and gains and losses that under GAAP are recorded as an element of equity but are excluded from net income. Our other comprehensive income primarily consists of foreign currency translation adjustments from those subsidiaries where the local currency is the functional currency, pension actuarial loss and cash flow hedges.

Evaluation of Subsequent Events

We have evaluated all events occurring subsequent to December 31, 2017 through March 28, 2018, the date the financial statements were available for issuance, except for the matters disclosed in Note 12, “Subsequent Events,” which was through March 30, 2018.

Recently Adopted Pronouncements

Effective January 1, 2017, we adopted Accounting Standards Update (“ASU”) No. 2016-09, Improvements to Employee Share-Based Payment Accounting, and elected to account for forfeitures as they occur rather than applying an estimated forfeiture rate. The adoption of this ASU did not have a material effect on our financial position, results of operations or cash flows.

Effective July 1, 2017, we adopted ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, that replaced the two-step goodwill impairment test with a simplified one-step process. This ASU provides that goodwill impairment will be measured as the excess of the reporting unit’s carrying value over its fair value and abandons the second step that requires the measurement of goodwill impairment by comparing the implied value of a reporting unit’s goodwill to the goodwill’s carrying amount. Adoption of this ASU did not have a material effect on our financial position, results of operations or cash flows.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Recently Issued Pronouncements

In August 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-12, Derivatives and Hedging - Targeted Improvements to Accounting for Hedging Activities. This ASU is intended to improve the financial reporting and presentation of hedging relationships and the economic results of risk management activities in financial statements. The amendments in ASU 2017-12 better align risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. In addition, the amendments permit hedge accounting for risk components involving non-financial and interest rate risks and contains other targeted improvements to simplify the application of hedge accounting. This ASU is effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption permitted in any interim period following the issuance of this ASU. The provisions of this ASU should be applied to existing hedging relationships as of the beginning of the fiscal year of adoption. All other presentation and disclosure requirements are to be applied prospectively. We do not expect adoption of this ASU to have a material effect on our financial position, results of operations or cash flows.

In May 2017, the FASB issued ASU No. 2017-09, Stock Compensation - Scope of Modification Accounting. This ASU is intended to provide clarity and reduce both (i) diversity in practice and (ii) cost and complexity when applying the modification accounting guidance in Topic 718, Compensation - Stock Compensation. Specifically, modification accounting is applied to any changes in stock-based awards unless (i) the fair value of the modified award is the same as the fair value of the original award immediately before modification, (ii) the vesting conditions of the modified award are the same as the original award before modification and (iii) the equity or liability classification of the modified award is the same as the original award. This ASU is to be prospectively applied for annual periods, and interim periods within those annual periods beginning after December 15, 2017, with early adoption permitted for any interim period for which financial statements have not yet been made available for issuance. As this ASU is intended to bring consistency in practice but does not change any fair value measurement methodologies, it is not expected to have a material effect on our financial position, results of operations or cash flows.

In March 2017, the FASB issued ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post Retirement Benefit Cost. This ASU requires that current service cost be reported in the same line item as other compensation costs arising from services rendered by employees during the period. The other components of net benefit cost are to be presented separately in the income statement and below operating income, if operating income is presented. This ASU is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, with retrospective application required. Earlier adoption is permitted in any interim or annual period for which financial statements have not yet been issued. The adoption of this ASU is not expected to have a material effect on our financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, which provides guidance in evaluating whether transactions involve the acquisition (or disposal) of assets or a business. A business has been defined as having three elements: inputs, processes and outputs. While an integrated set of assets and activities (a “set”) that is a business usually has outputs, outputs are not required to be present. Additionally, the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs. This ASU provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed) is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. It is expected that this ASU will reduce the number of transactions that are treated as business combinations. This ASU is to be adopted prospectively for annual periods beginning after December 15, 2018, and for interim periods within annual periods beginning after December 15, 2019. Adoption of the ASU is not expected to have a material effect on our financial position, results of operations or cash flows.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments. This ASU provides guidance on the presentation and classification of certain specific cash receipts and payments in the statement of cash flows and is intended to reduce diversity in practice. This ASU is effective for annual periods beginning after December 15, 2018, and for interim periods within annual periods beginning after December 15, 2019, but earlier adoption is permitted. This ASU is to be adopted using a retrospective transition method to each period presented. Adoption of this ASU is not expected to have a material effect on our financial position, results of operations or cash flows.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

In February 2016, the FASB issued ASU No. 2016-02, Leases. This ASU requires the recognition of assets and liabilities for leases with lease terms of more than twelve months. The recognition, measurement and presentation of expenses and cash flows arising from a lease will depend primarily on its classification as a finance or an operating lease, with the classification criteria for distinguishing between the two being similar to the classification criteria for distinguishing between capital and operating leases under current GAAP. However, unlike current GAAP, recognition of finance and operating leases on the balance sheet is required, and additional disclosures are required to help financial statement users to better understand the amount, timing and uncertainty of cash flows arising from leases. This ASU requires modified retrospective application for existing leases. This ASU will be effective for fiscal years beginning after December 15, 2019, and for interim periods within annual periods beginning after December 15, 2020, however, earlier application is permitted. The adoption of this ASU will require us to recognize assets and liabilities for operating leases we have entered into for certain warehouse, manufacturing and distribution facilities globally. We have not yet determined the impact recognition of such assets and liabilities will have on our financial position, results of operations or cash flows.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Liabilities. This ASU requires equity investments, except those accounted for under the equity method or those that result in consolidation of the equity investee, to be measured at fair value with changes in fair value recognized in net income. However, equity investments without readily determinable fair values may be measured at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments in the same issuer. In addition, this ASU provides for a qualitative impairment assessment for equity investments that do not have readily determinable fair values. This ASU also clarifies that entities should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. This ASU should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The provisions related to equity investments that do not have readily determinable fair values should be applied prospectively to such equity investments that exist as of the date of adoption. This ASU will be effective for fiscal years beginning after December 15, 2018, and for interim periods within annual periods beginning after December 15, 2019. Early adoption of this ASU is permitted. The adoption of this ASU is not expected to have a material effect on our financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which, along with subsequent amendments, provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most existing revenue recognition guidance. ASU 2014-09 provides for a principles-based, five-step approach to measure and recognize revenue from contracts with customers. ASU 2014-09 is effective for annual periods beginning after December 15, 2018, and for interim periods within annual periods beginning after December 15, 2019. Early adoption for periods beginning after December 15, 2017 is permitted. The guidance permits two implementation approaches, one requiring retrospective application of the new ASU with restatement of prior years and one requiring prospective application of the new ASU with disclosure of results under old standards. Based on the results of our review to date, we do not expect a material effect on our financial position, results of operations or cash flows. We will continue to evaluate the accounting and disclosure requirements along with any changes, modifications or interpretations that may affect our current conclusion. We expect to apply this ASU using the modified retrospective method.

Note 2.    Agreement to Divest the S&IP Business

On October 31, 2017, Halyard entered into a Purchase Agreement (“Purchase Agreement”) by and among Halyard and certain of its affiliates and Owens & Minor, Inc. (the “Buyer”). The Purchase Agreement provides for the sale to Buyer, subject to the terms and conditions of the Purchase Agreement, of substantially all of the S&IP business, as well as the name “Halyard Health” (and all variations of the name and related intellectual property rights) and Halyard’s IT system (the “Divestiture”). The total price payable to Halyard by the Buyer for the Divestiture is $710 million in cash, subject to certain adjustments as provided in the Purchase Agreement based on the cash, indebtedness and net working capital transferred to the Buyer and its affiliates at the closing. We expect the transaction to close in 2018.

On or about the closing date, Halyard will enter into certain commercial agreements, including a transition services agreement with the Buyer pursuant to which Halyard and the Buyer, and each company’s respective affiliates will provide to each other various transitional services. The services will generally commence on the closing date of the Divestiture and terminate no later than two years thereafter.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Note 3.     Goodwill

We test goodwill for impairment annually (as of July 1) or more frequently whenever events or circumstances more likely than not indicate that the fair value of our reporting unit may be below its carrying amount. Fair value is estimated using a combination of income (discounted cash flow analysis) and market approaches. Both approaches are dependent upon several assumptions regarding future periods, including assumptions with respect to future sales growth, commodity costs and a terminal growth rate. A weighted average cost of capital (“WACC”) was used to discount future estimated cash flows to their present values. The WACC was based on externally observable data considering market participants’ cost of equity and debt, optimal capital structure and risk factors specific to the Business. The market approach estimated the fair value of our business based on comparable publicly-traded companies in our industry.

We completed the required annual goodwill impairment testing as of July 1, 2017 and 2016, and the fair value for our reporting unit was substantially in excess of its respective net asset carrying value. On completion of the annual goodwill impairment test as of July 1, 2015, we recognized a $474.0 million impairment loss for the year ended December 31, 2015, which represented the amount by which the carrying value of the reporting unit exceeded its implied fair value.

The changes in the carrying amount of goodwill are as follows (in millions):

	Goodwill	Accumulated Impairment	Goodwill, net
Balance at December 31, 2014	$744.5	$—	$744.5
Goodwill impairment	—	(474.0)	(474.0)
Currency translation adjustment	(3.7)	—	(3.7)

Balance at December 31, 2015	740.8	(474.0)	266.8
Currency translation adjustment	(0.1)	—	(0.1)

Balance at December 31, 2016	740.7	(474.0)	266.7
Currency translation adjustment	0.6	—	0.6

Balance at December 31, 2017	$741.3	$(474.0)	$267.3

Note 4.     Supplemental Balance Sheet Information

Accounts Receivable

Accounts receivable consist of the following (in millions):

	As of December 31,
	2017	2016
Accounts Receivable	$118.7	$114.7
Allowances and doubtful accounts	(0.8)	(0.9)

Accounts receivable, net	$117.9	$113.8

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Inventories

Inventories at the lower of cost (determined on the LIFO/FIFO or weighted-average cost methods) or market consists of the following (in millions):

	As of December 31,
	2017			2016
	LIFO	Non- LIFO	Total	LIFO	Non- LIFO	Total
Raw materials	$26.8	$0.2	$27.0	$20.0	$1.5	$21.5
Work in process	32.0	0.7	32.7	32.9	0.2	33.1
Finished goods	94.3	37.6	131.9	96.3	32.4	128.7
Supplies and other	—	7.4	7.4	0.9	6.9	7.8

	153.1	45.9	199.0	150.1	41.0	191.1
Excess of FIFO or weighted-average cost over LIFO cost	(8.2)	—	(8.2)	(7.1)	—	(7.1)

Total	$144.9	$45.9	$190.8	$143.0	$41.0	$184.0

The excess of FIFO or weighted-average cost over LIFO cost was allocated to S&IP based on the proportion of S&IP inventory items to Halyard’s total inventory.

Property, Plant and Equipment

Property, plant and equipment consists of the following (in millions):

	As of December 31,
	2017	2016
Land	$2.2	$2.2
Buildings and leasehold improvements	48.1	47.0
Machinery and equipment	376.9	362.8
Construction in progress	10.3	7.1

	437.5	419.1
Less accumulated depreciation	(292.7)	(269.0)

Total	$144.8	$150.1

Depreciation expense was $23.3 million, $22.6 million and $23.2 million, respectively, in the years ended December 31, 2017, 2016 and 2015. In the year ended December 31, 2015, we recognized a $12.0 million gain on the sale of an exam glove manufacturing facility in Thailand which is included in “Other expense, net” in the accompanying combined income statement.

Intangible Assets

Intangible assets subject to amortization consist of the following (in millions):

	As of December 31,
	2017			2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
License	$12.2	$(11.4)	$0.8	$12.2	$(10.6)	$1.6

Amortization expense for intangible assets was $0.8 million for each of the years ended December 31, 2017, 2016 and 2015. We estimate future amortization to be $0.8 million in 2018.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Accrued Expenses

Accrued expenses consist of the following (in millions):

	As of December 31,
	2017	2016
Accrued rebates	$48.9	$42.6
Accrued salaries and wages	18.0	18.8
Accrued taxes - income and other	4.7	5.5
Other	13.7	13.0

Total	$85.3	$79.9

Other Long-Term Liabilities

Other long-term liabilities consist of the following (in millions):

	As of December 31,
	2017	2016
Accrued compensation benefits	$3.5	$3.3
Other	0.7	1.2

Total	$4.2	$4.5

Note 5.     Fair Value Information

The following fair value information is based on a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels in the hierarchy used to measure fair value are:

Level 1: Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3: Prices or valuations that require inputs that are significant to the valuation and are unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The derivative liabilities for foreign exchange contracts as of December 31, 2017 and 2016 were $0.1 million and $0.8 million respectively, and are included in the combined balance sheet in accrued expenses. The derivative assets for foreign exchange contracts as of December 31, 2017 were $1.5 million. The derivative assets as of December 31, 2016 were not material. These derivatives are classified as Level 2 of the fair value hierarchy. The fair values of derivatives used to manage foreign currency risk is based on published quotations of spot currency rates and forward points, which are converted into implied forward currency rates. Additional information on our use of derivative instruments is contained in Note 10, “Derivative Financial Instruments.”

Cash and cash equivalents are recorded at cost, which approximates fair value due to its short-term nature, and are the only financial instruments we hold for which disclosure of fair value is required. We had $51.2 million and $34.2 million of cash and cash equivalents on hand as of December 31, 2017 and 2016, respectively, and the fair value is considered to be in Level 1 of the fair value hierarchy. For the year ended December 31, 2017, there were no transfers among Level 1, 2 or 3 fair value determinations.

Note 6.     Income Taxes

Income taxes are calculated using the asset and liability method of accounting, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Our income taxes were calculated on a separate tax return basis, although operations have historically generally been included in Halyard’s U.S. federal, state and foreign tax returns. Halyard’s global tax model has been developed based on its entire portfolio of businesses.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Accordingly, our income tax results as presented are not necessarily indicative of future performance and do not necessarily reflect the results that we would have generated as an independent company for the periods presented. With the exception of certain dedicated entities, we do not maintain taxes payable to/from our parent and we are deemed to settle the annual current tax balances immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in parent company investment.

The components of income (loss) before income taxes, and the provision (benefit) for income taxes are as follows (in millions):

	Year Ended December 31,
	2017	2016	2015
(Loss) Income before income taxes
United States	$(54.6)	$(15.3)	$(466.0)
Foreign	48.6	29.8	16.4

Total	(6.0)	14.5	(449.6)

Income tax (provision) benefit
Current:
United States	1.6	3.0	1.0
State	0.3	0.2	0.1
Foreign	10.5	7.1	5.6

Total	12.4	10.3	6.7

Deferred:
United States	(17.5)	(6.2)	(2.3)
State	(2.0)	(1.5)	(0.8)
Foreign	0.9	3.9	3.8

Total	(18.6)	(3.8)	0.7

Total income tax (benefit) provision	$(6.2)	$6.5	$7.4

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. We have calculated our best estimate of the impact of the Act in its year end income tax provision in accordance with our understanding of the Act and guidance available as of the date of this filing and as a result have recorded $3 million as an additional income tax expense in the fourth quarter of 2017, the period in which the legislation was enacted. The provisional amount related to the re-measurement of certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future was $11 million of benefit. The provisional amount related to the one-time transition tax on the mandatory deemed repatriation of foreign earnings was $15 million based on cumulative foreign earnings of $94 million. We also recorded a $0.8 million benefit related to the treatment of current year cash dividends in relation to the repatriation tax.

On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. In accordance with SAB 118, we have determined that the $11 million of deferred tax benefit recorded in connection with the re-measurement of certain deferred tax assets and liabilities, the $15 million of current tax expense recorded in connection with the transition tax on the mandatory deemed repatriation of foreign earnings and the $0.8 million benefit related to the treatment of current year cash dividends in relation to the repatriation tax are provisional amounts and reasonable estimates at December 31, 2017. The impact of the Act may differ from this estimate, possibly materially, due to, among other things, changes in interpretations we have made, guidance that may be issued and actions we may take as a result of the Act. Additional work is necessary for a more detailed analysis of our deferred tax assets and

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

liabilities and our historical foreign earnings as well as potential correlative adjustments. We have not accounted for the tax impacts related to the Global Intangible Low Tax Income, Base Erosion Anti Abuse Tax or Foreign Derived Intangible Income regimes or any of the other provisions of the tax legislation that are not effective until fiscal year 2018. Any subsequent adjustment to these amounts will be recorded to current tax expense in the quarter of 2018 when the analysis is complete.

At December 31, 2017, prior to the calculation of the transition tax on the mandatory deemed repatriation, U.S. income taxes and foreign withholding taxes had not been provided on $119 million of current and prior year undistributed earnings of subsidiaries operating outside the U.S. These earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends, were lent to one of our U.S. entities or if we were to sell our stock in the subsidiaries.

While the provisional transition tax of approximately $15 million resulted in the reduction of the excess amount of financial reporting over the tax basis in our foreign subsidiaries, we have not completed our analysis of the Act’s impact as an actual repatriation from our non-U.S. subsidiaries could still be subject to additional foreign withholding taxes and U.S. state taxes. We have not completed our analysis of our global working capital and cash requirements and the potential tax liabilities attributable to a repatriation. Therefore, we have not made a provisional estimate of the deferred taxes attributable to repatriation. We will record the tax effects of any change in our prior assertion with respect to these investments, and disclose any unrecognized deferred tax liability for temporary differences related to our foreign investments, if practicable, in the period that we are first able to make a reasonable estimate, no later than December 2018. While we otherwise intend to maintain the indefinite reinvestment exception, we have provided for a deferred tax asset of $5 million representing our tax basis over book basis in our investment in certain investments in connection with proposed divestitures.

Major differences between the federal statutory rate and the effective tax rate are as follows:

	Year Ended December 31,
	2017	2016	2015
Federal statutory rate	35.0%	35.0%	35.0%
Rate of state income taxes, net of federal tax benefit	18.0	(5.5)	0.1
Statutory rate other than U.S. statutory rate	82.1	(9.2)	0.2
Thailand statutory rate change	—	27.8	—
Accrual of outside basis difference	13.2	—	—
Change in valuation allowance	(12.0)	—	—
Sec. 987 regulation change, federal and state impact	—	(6.8)	—
U.S. federal research and development credit	9.7	(3.8)	0.2
Non-deductible meals and entertainment	(8.5)	3.8	(0.1)
Goodwill	—	—	(36.9)
Impacts of U.S. federal tax reform	(50.6)	—	—
Other, net	17.6	3.3	(0.1)

Effective tax rate	104.5%	44.6%	(1.6)%

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The following is a summary of the significant components of our deferred tax assets and liabilities (in millions):

	As of December 31,
	2017	2016
Deferred tax assets
Accrued liabilities	$5.2	$9.9
Investment in joint venture	5.3	—
Transaction costs	5.7	—
Other	10.2	7.1

	26.4	17.0
Valuation allowance	(1.3)	(0.6)

Total deferred tax assets	25.1	16.4

Deferred tax liabilities
Inventories	7.4	9.3
Property, plant and equipment	13.3	24.4
Other	0.4	0.1

Total deferred tax liabilities	21.1	33.8

Net deferred tax (assets) liabilities	$(4.0)	$17.4

Valuation allowances at the end of 2017 and 2016 primarily relate to income tax loss carryforwards. Realization of income tax loss carryforwards is dependent on generating sufficient taxable income prior to expiration of these carryforwards. Although realization is not assured, we believe it is more likely than not that all of the deferred tax assets, net of applicable valuation allowances, will be realized. The amount of the deferred tax assets considered realizable could be reduced or increased due to changes in the tax environment or if estimates of future taxable income change during the carryforward period.

At December 31, 2017, we have credit carryforwards for state income tax purposes of $0.6 million, all of which will expire in 2025. At December 31, 2017, we have state net operating loss carryovers (net of state income tax effect) of $1 million, all of which expire by 2032. At December 31, 2017, we have U.S. federal research and development credit carryforwards of $2.0 million, all of which will expire in 2036. At December 31, 2017, we have U.S. federal net operating loss carryovers of $22.0 million, all of which will expire in 2036. December 31, 2017, certain foreign subsidiaries have net operating loss carryforwards for income tax purposes of $7.0 million, which will expire in 2020.

At December 31, 2017, U.S. income taxes and foreign withholding taxes have not been provided on $119 million of current and prior year undistributed earnings of subsidiaries operating outside the U.S. These earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends, were lent to one of our U.S. entities or if we were to sell our stock in the subsidiaries. Determination of the amount of unrecognized deferred U.S. income tax liability on these unremitted earnings is not practical because of the complexities associated with this hypothetical calculation. We do not expect restrictions or taxes on repatriation of cash held outside of the United States to have a material adverse effect on our overall liquidity, financial condition or results of operations for the foreseeable future.

As of December 31, 2017 and 2016, we did not have a liability for unrecognized tax benefits. Based on current information, we do not anticipate that this will change materially in 2018. As of December 31, 2017, we did not have a liability recorded for payment of interest or penalties associated with uncertain tax positions nor did we have any such interest or penalties in prior years.

Federal and state income tax returns are generally subject to examination for a period of three to five years after filing of the respective returns. The state effect of any changes to filed federal positions remains subject to examination by various states for a period of up to two years after formal notification to the states. We have various federal and state income tax return positions in the process of examination, administrative appeals or litigation.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Note 7.     Employee Benefit Plans

Participation in Halyard’s Benefit Plans

Eligible Business employees participate in defined benefit pension plans sponsored by Halyard. Certain of our employees in North America are covered by these defined benefit pension plans. Participants from Halyard’s other businesses also participate in these plans and therefore, our participation in the plans are accounted for on a multi-employer basis. As a result, the assets or liabilities associated with these plans are not reported in our combined balance sheet.

Expense allocations for these benefit plans were determined based on a review of personnel by business unit and are recorded in our combined income statement within cost of products sold, research and development and selling and general expenses, as applicable. These costs are funded through intercompany transactions with Halyard. Our allocated expenses for the defined benefit pension plans were $0.3 million for the year ended December 31, 2017 and $0.2 million for each of the years ended December 31, 2016 and 2015.

Defined Contribution Plans

Eligible employees participate in defined contribution plans sponsored by Halyard. Halyard’s 401(k) plan provides for a matching contribution of a U.S. employee’s contributions and accruals, subject to predetermined limits. Halyard also has defined contribution pension plans for certain employees outside the U.S. in which eligible employees may participate. Expense allocations for these benefits were determined based on a review of personnel by business unit and are recorded in our combined income statement within cost of products sold, research and development and selling and general expenses, as applicable. These costs are funded through intercompany transactions with Halyard. Our allocated expenses for the defined contribution plans were $1.8 million for the year ended December 31, 2017 and $1.6 million for each of the years ended December 31, 2016 and 2015.

Defined Benefit Plans

Certain plans of our international operations are our direct obligation, and therefore, the related funded status has been recorded within our combined balance sheet. These plans are primarily unfunded and the aggregated projected benefit obligation was $3.5 million and $3.3 million as of the years ended December 31, 2017 and 2016, respectively. Net periodic pension cost was $0.5 million in each of the years ended December 31, 2017 and 2016, and $2.1 million in the year ended December 31, 2015. Over the next ten years, we expect gross benefit payments to be $0.7 million in total for the years 2018 through 2022, and $1.9 million in total for the years 2023 through 2027.

Note 8.     Stock-Based Compensation

Halyard maintains several incentive plans in which our executives and employees participate. The Halyard Health, Inc. Equity Participation Plan and the Halyard Health, Inc. Outside Directors’ Compensation Plan (together, the “Plans”) provide for awards of stock options, stock appreciation rights, restricted stock (and in certain limited cases, unrestricted stock), restricted stock units, performance units and cash awards to eligible employees (including officers who are employees), directors, advisors and consultants of Halyard or its subsidiaries. A maximum of 4.9 million shares of Halyard common stock may be issued under the Plans, and there are 1.9 million shares remaining available for issuance as of December 31, 2017. All awards granted under the Plans are based on Halyard’s common shares and, as such, are reflected in Halyard’s consolidated statements of equity and not in our combined statement of invested equity.

Total stock-based compensation expense allocated to us was $3.7 million, $4.2 million and $2.3 million for the years ended December 31, 2017, 2016 and 2015, respectively and is included in cost of sales, research and development expenses and selling and general expenses. These amounts were based on the awards and terms previously granted to our employees by Halyard, but may not reflect the equity awards or results that we would have experienced or expect to experience as a separate stand-alone company.

Stock Options

Stock options were granted at an exercise price equal to the fair market value of Halyard’s common stock on the date of grant. Stock options are subject to graded vesting whereby options vest 30% at the end of each of the first two 12-month periods following the grant and 40% at the end of the third 12-month period and have a term of 10 years.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The fair value of stock option awards was determined by Halyard using a Black-Scholes option-pricing model utilizing a range of assumptions related to dividend yield, volatility, risk-free interest rate and employee exercise behavior. Dividend yield was based on historical experience and expected future dividend actions. Expected volatility was based on historical weekly closing stock price volatility for a peer group of companies of Halyard. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The expected term was based on historical observed settlement behavior. The dividend yield was based on the expectation that no dividends are expected to be paid on Halyard’s common stock.

The weighted-average fair value of options granted was estimated at $8.91, $7.70, and $15.15 in 2017, 2016 and 2015, respectively, per option on the date of grant based on the following assumptions:

	Year Ended December 31,
	2017(a)	2016(a)	2015
Volatility	25%	26%	25% to 34%
Risk-free rate	1.8%	1.2%	0.7% to 1.9%
Expected term (years)	5	5	2 to 7
Dividend Yield	0%	0%	0%

(a)	In the years ended December 31, 2017 and 2016, all stock options granted had uniform terms and were awarded on the same grant date.

A summary of stock option activity related to our eligible employees is presented below:

	Shares (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2016	114	$37.40
Granted	22	36.74
Exercises	(38)	35.19		$0.3
Forfeitures	(4)	41.09

Outstanding at December 31, 2017	94	$38.01	7.6	$0.8

Vested and exercisable at December 31, 2017	31	$36.52	6.5	$0.3

The following table summarizes options outstanding and exercisable related to our eligible employees as of December 31, 2017:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Shares (in thousands)	Weighted- Average Remaining Contractual Term (Years)	Shares (in thousands)	Weighted- Average Exercise Price
$25 to $35	24	7.5	10	$30.26
$35 to $45	38	8.1	16	37.41
$45+	32	7.2	5	45.53

	94	7.6	31	$36.52

In the years ended December 31, 2017, 2016 and 2015, the intrinsic value of exercised options and the resulting excess tax benefit was not material to S&IP. For stock options outstanding at December 31, 2017, we expect to recognize an additional $0.4 million of expense over the remaining average service period of one year.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Restricted Share Units

Restricted shares, time-vested restricted share units and performance-based restricted share units granted to employees and directors are valued at the closing market price of Halyard’s common stock on the grant date with vesting conditions determined upon approval of the award.

A summary of restricted share unit activity related to our eligible employees is presented below:

	Shares (in thousands)	Weighted Average Fair Value
Outstanding at December 31, 2016	45	$38.15
Granted	9	36.74
Vested	(14)	37.88
Forfeited	(2)	39.19

Outstanding at December 31, 2017	38	$37.87

For restricted share units outstanding at December 31, 2017, we expect to recognize an additional $0.5 million of expense over the remaining average service period of one year.

Halyard also issues restricted share units to our eligible employees for which vesting is conditioned on meeting a defined measure of total shareholder return (“TSR units”) over a restricted period of three years. Total shareholder return is measured as Halyard’s stock price performance over the restricted period compared to defined group of peer companies. The expense recognition for TSR units differs from awards with service or performance conditions in that the expense is recognized over the restricted period regardless of whether the total shareholder return target is met or not, while expense for awards with service and performance conditions is recognized based on the number of awards expected to vest. The fair value of TSR units is determined using a Monte Carlo using a volatility assumption based on the average stock-price volatility for a peer group of companies over the restricted period. For awards granted to our eligible employees in the years ended December 31, 2017 and 2016, the assumed volatility was 25% in each of the years and the weighted average fair value per TSR unit was $35.65 and $40.12, respectively.

A summary of TSR unit activity related to our eligible employees is presented below.

	Shares (in thousands)	Weighted Average Fair Value
Outstanding at December 31, 2016	16	$40.12
Granted	14	35.65
Forfeited	(1)	39.25

Outstanding at December 31, 2017	29	$37.96

For TSR units outstanding at December 31, 2017, we expect to recognize an additional $0.5 million of expense over the weighted average remaining restricted period of one year.

Note 9.     Commitments and Contingencies

We are subject to various legal proceedings, claims and governmental inspections, audits or investigations pertaining to issues such as contract disputes, product liability, tax matters, patents and trademarks, advertising, governmental regulations, employment and other matters, including the matters described below. Under the terms of the distribution agreement Halyard entered into with Kimberly-Clark prior to Halyard’s spin-off, legal proceedings, claims and other liabilities that are primarily related to Halyard’s business are generally Halyard’s responsibility and Halyard is obligated to indemnify and hold Kimberly-Clark harmless for such matters, as defined by the distribution agreement and to the extent permitted by law and public policy (“Indemnification Obligation”). For the years ended December 31, 2017, 2016 and 2015, we have incurred $19.2 million, $21.3 million and $16.4 million, respectively, related to these matters.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Surgical Gown Litigation and Related Matters

Bahamas Surgery Center

Halyard has an Indemnification Obligation for, and have assumed the defense of, the matter styled Bahamas Surgery Center, LLC v. Kimberly-Clark Corporation and Halyard Health, Inc., No. 2:14-cv-08390-DMG-SH (C.D. Cal.) (“Bahamas”), filed on October 29, 2014. In that case, the plaintiff brought a putative class action asserting claims for common law fraud (affirmative misrepresentation and fraudulent concealment) and violation of California’s Unfair Competition Law (“UCL”) in connection with Halyard’s marketing and sale of MicroCool surgical gowns.

On April 7, 2017, after a two-week trial, a jury returned a verdict for the plaintiff, finding that Kimberly-Clark was liable for $4 million in compensatory damages (not including prejudgment interest) and $350 million in punitive damages, and that Halyard was liable for $0.3 million in compensatory damages (not including prejudgment interest) and $100 million in punitive damages. Subsequently, the court also ruled on the plaintiff’s UCL claim and request for injunctive relief. The court found in favor of the plaintiff on the UCL claim but denied the plaintiff’s request for restitution. The court also denied the plaintiff’s request for injunctive relief.

On May 25, 2017, Halyard filed three post-trial motions: a renewed motion for judgment as a matter of law; a motion to decertify the class; and a motion for new trial, remittitur, or amendment of the judgment. The renewed motion for judgment as a matter of law seeks to have the court reverse the jury’s verdict in whole or in part because it was based on insufficient facts and/or did not correctly apply the law. The motion to decertify the class seeks to have the court decertify the class on the basis that the evidence at trial did not support the Court’s initial class certification order and therefore the case should not have proceeded as a class action. The motion for new trial, remittitur or amendment of the judgment seeks, among other relief, to have the court reduce the jury’s punitive damages award because it was not supported by the facts and was excessive in violation of due process under the U.S. Constitution. The U.S. Supreme Court has stated that the Constitutional outer limit for the ratio between punitive damages and compensatory damages in cases such as Halyard’s is approximately 9 to 1 or lower, and Halyard believes that in a case such as Halyard’s that, if there is any award of punitive damages (a premise Halyard disputes), the ratio should be 1 to 1. Halyard intends to continue its vigorous defense of the Bahamas matter.

Kimberly-Clark Corporation

Halyard has notified Kimberly-Clark that Halyard has reserved its rights to challenge any purported obligation to indemnify Kimberly-Clark for the punitive damages awarded against them. In connection with Halyard’s reservation of rights, on May 1, 2017, Halyard filed a complaint in the matter styled Halyard Health, Inc. v. Kimberly-Clark Corporation, Case No. BC659662 (County of Los Angeles, Superior Court of California). In that case, Halyard seeks a declaratory judgment that Halyard has no obligation, under the Distribution Agreement or otherwise, to indemnify, pay, reimburse, assume, or otherwise cover punitive damages assessed against Kimberly-Clark in Bahamas Surgery Center, LLC, et al. v. Kimberly-Clark Corporation and Halyard Health, Inc., No. 14-CV-08390 (C.D. Cal., originally filed on October 29, 2014), or any Expenses or Losses (as defined in the distribution agreement) associated with an award of punitive damages. On May 2, 2017, Kimberly-Clark filed a complaint in the matter styled Kimberly-Clark Corporation v. Halyard Health, Inc., Case No. 2017-0332-AGB (Court of Chancery of the State of Delaware). In that case, Kimberly-Clark seeks a declaratory judgment that (1) Halyard must indemnify them for all damages, including punitive damages, assessed against them in the Bahamas matter, (2) Halyard has anticipatorily and materially breached the Distribution Agreement by its failure to indemnify them, and (3) Halyard is estopped from asserting, or have otherwise waived, any claim that Halyard is not required to indemnify them for all damages, including punitive damages, that may be awarded in the Bahamas matter. On May 26, 2017, Halyard moved to dismiss or stay Kimberly-Clark’s complaint, and on June 16, 2017, Kimberly-Clark moved for summary judgment. Halyard intends to vigorously pursue its case against Kimberly-Clark and to vigorously defend against their case against us.

Government Investigation

In June 2015, Halyard was served with a subpoena from the Department of Veterans Affairs Office of the Inspector General (“VA OIG”) seeking information related to the design, manufacture, testing, sale and promotion of MicroCool and other S&IP surgical gowns, and, in July 2015, Halyard also became aware that the subpoena and an earlier VA OIG subpoena served on Kimberly-Clark requesting information about gown sales to the federal government are related to a United States Department of Justice (“DOJ”) investigation. In May 2016 and April 2017, Halyard received additional subpoenas from the DOJ seeking further information related to our gowns. Halyard is cooperating with the DOJ investigation.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Shahinian and Edgett

On October 12, 2016, after the DOJ and various States declined to intervene in two qui tam matters, both matters were unsealed and the complaints were subsequently served on Kimberly-Clark and Halyard, as applicable. One of those matters is U.S. ex rel. Shahinian, et al. v. Kimberly-Clark Corporation, No. 2:14-cv-08313-JAK-JPR (C. D. Cal.) (“Shahinian”), filed on October 27, 2014. The other matter is U.S. ex rel. Edgett, et al. v. Kimberly-Clark Corporation, Halyard Health, Inc., et al, No. 3:15-cv-00434-B (N.D. Tex.) (“Edgett”), filed on February 9, 2015. Both cases allege, among other things, violations of the federal and various state False Claims Acts in connection with the marketing and sale of certain surgical gowns. On March 8, 2017, Kimberly-Clark moved to dismiss the Shahinian complaint, and on July 14, 2017, the court granted Kimberly-Clark’s motion while also granting the plaintiff leave to amend his complaint on or before July 28, 2017. The plaintiff then filed an amended complaint on July 28, 2017 and Kimberly-Clark filed a renewed motion to dismiss on August 11, 2017. On May 17, 2017, Kimberly-Clark and Halyard moved to dismiss the Edgett complaint. Halyard may have an Indemnification Obligation for the two matters under the distribution agreement with Kimberly-Clark and have notified Kimberly-Clark that Halyard reserves its rights to challenge the obligation to indemnify Kimberly-Clark for any damages or penalties which are not indemnifiable under applicable law or public policy. Halyard intends to vigorously defend these claims.

Kromenaker

On March 17, 2017, the DOJ submitted a filing declining to intervene in another qui tam matter, and the complaint was unsealed and subsequently served on Kimberly-Clark and Halyard. That matter is styled U.S. ex rel. Kromenaker v. Kimberly-Clark Corporation and Halyard Health, Inc., No. 1:15-cv-04413-SCJ (N. D. Ga.) (“Kromenaker”), filed on December 21, 2015. In that case, the plaintiff alleges, among other things, violations of the federal False Claims Act in connection with the marketing and sale of certain products, including feminine hygiene products, surgical gowns and endotracheal tubes. On June 12, Kimberly-Clark and Halyard moved to dismiss the Kromenaker complaint. Halyard is evaluating the extent to which Halyard may have an Indemnification Obligation for certain parts of this matter under the distribution agreement with Kimberly-Clark. Halyard intends to vigorously defend this matter.

Jackson

Halyard was served with a complaint in a matter styled Jackson v. Halyard Health, Inc., Robert E. Abernathy, Steven E. Voskuil, et al., No. 1:16-cv-05093-LTS (S.D.N.Y.), filed on June 28, 2016. In that case, the plaintiff brings a putative class action against Halyard, Halyard’s Chief Executive Officer, Halyard’s Chief Financial Officer and other defendants, asserting claims for violations of the Securities Exchange Act, Sections 10(b) and 20(a). The plaintiff alleges that the defendants made misrepresentations and failed to disclose certain information about the safety and effectiveness of Halyard’s MicroCool gowns and thereby artificially inflated the Halyard’s stock prices during the respective class periods. The alleged class period for purchasers of Kimberly-Clark securities who subsequently received Halyard Health securities is February 25, 2013 to October 21, 2014, and the alleged class period for purchasers of Halyard Health securities is October 21, 2014 to April 29, 2016. On February 16, 2017, Halyard moved to dismiss the case. Halyard intends to continue its vigorous defense of this matter.

Richardson and Chiu

Halyard was also served with a complaint in a matter styled Margaret C. Richardson Trustee of the Survivors Trust Dated 6/12/84 for the Benefit of the H&M Richardson Revocable Trust v. Robert E. Abernathy, Steven E. Voskuil, et al., No. 1:16-cv-06296 (S. D. N. Y.) (“Richardson”), filed on August 9, 2016. In that case, the plaintiff sues derivatively on behalf of Halyard Health, Inc., and alleges that the defendants breached their fiduciary duty, were unjustly enriched, and violated Section 14(A) of the Securities and Exchange Act in connection with Halyard Health, Inc.’s marketing and sale of MicroCool gowns. Halyard was also served with a complaint in a matter styled Kai Chiu v. Robert E. Abernathy, Steven E. Voskuil, et al, No. 2:16-cv-08768 (C.D. Cal.), filed on November 23, 2016. In that case, the plaintiff sues derivatively on behalf of Halyard Health, Inc., and makes allegations and brings causes of action similar to those in Richardson, but the plaintiff also adds causes of action for abuse of control, gross mismanagement, and waste of corporate assets. Halyard intends to vigorously defend these matters.

Medline Industries

Halyard was also served with a complaint in the matter styled Medline Industries, Inc. v. Kimberly-Clark Corporation, Halyard Health, Inc., et al., No. 2:16-cv-08571 (C. D. Cal.), filed on November 17, 2016. In that case, the plaintiff makes allegations similar to those in Bahamas, Shahinian, and Edgett, and brings causes of action under federal

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

and state false advertising laws and state unfair competition laws. On March 31, 2017 Halyard moved to dismiss certain of Medline’s claims and to transfer any surviving claims from California to Georgia. On June 2, the court granted Halyard’s motion to transfer the case to Georgia and denied without prejudice Halyard’s motion to dismiss. On June 30, now before the court in Georgia and with the case re-styled as Medline Industries, Inc. v. Kimberly-Clark Corporation, Halyard Health, Inc., et al., No. 1:17-cv-02032 (N. D. Ga.), Kimberly-Clark and Halyard filed renewed motions to dismiss certain of Medline’s claims. Halyard may have an Indemnification Obligation for this matter under the distribution agreement with Kimberly-Clark and have notified Kimberly-Clark that Halyard reserves its rights to challenge the obligation to indemnify Kimberly-Clark for any damages or penalties which are not indemnifiable under applicable law or public policy. Halyard intends to vigorously defend this matter.

Naeyaert

On April 13, 2017, Kimberly-Clark was served with a complaint in the matter styled Christopher Naeyaert v. Kimberly-Clark Corporation, et al., No. PSC 1603503 (County of Riverside, Superior Court of California), filed on July 21, 2016. In that case, the plaintiff makes allegations similar to those in Bahamas and brings causes of action similar to those in Bahamas, except the allegations and causes of action relate to the Ultra surgical gown. On June 5, 2017, Kimberly-Clark moved to dismiss the complaint. Halyard may have an Indemnification Obligation for this matter under the distribution agreement with Kimberly-Clark and have notified Kimberly-Clark that Halyard reserves its rights to challenge the obligation to indemnify Kimberly-Clark for any damages or penalties which are not indemnifiable under applicable law or public policy. Halyard intends to vigorously defend this matter.

Patent Litigation

We operate in an industry characterized by extensive patent litigation and competitors may claim that our products infringe upon their intellectual property. Resolution of patent litigation or other intellectual property claims is typically time consuming and costly and can result in significant damage awards and injunctions that could prevent the manufacture and sale of the affected products or require us to make significant royalty payments in order to continue selling the affected products. At any given time we may be involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time.

General

While we maintain general and professional liability, product liability and other insurance, our insurance policies may not cover all of these matters and may not fully cover liabilities arising out of these matters. In addition, we may be obligated to indemnify our directors and officers against these matters.

Although the results of litigation and claims cannot be predicted with certainty, we believe that the ultimate resolution of these matters will not materially impact our liquidity, access to capital markets or ability to conduct our daily operations.

As of December 31, 2017 and 2016, we have an accrued liability for the matters described herein. The accrued liability is included in “Accrued Expenses” in the accompanying combined balance sheet. Our estimate of these liabilities is based on facts and circumstances existing at this time, along with other variables. Factors that may affect our estimate include, but are not limited to: (i) changes in the number of lawsuits filed against us, including the potential for similar, duplicate or “copycat” lawsuits filed in multiple jurisdictions, including lawsuits that bring causes or action or allege violations of law with regard to additional products; (ii) changes in the legal costs of defending such claims; (iii) changes in the nature of the lawsuits filed against us, (iv) changes in the applicable law governing any legal claims against us; (v) a determination that our assumptions used in estimating the liability are no longer reasonable; and (vi) the uncertainties associated with the judicial process, including adverse judgments rendered by courts or juries. Thus, the actual amount of these liabilities for existing and future claims could be different than the accrued amount. Additionally, the above matters, regardless of the outcome, could disrupt our business and result in substantial costs and diversion of management attention.

Environmental Compliance

We are subject to federal, state and local environmental protection laws and regulations with respect to our business operations and are operating in compliance with, or taking action aimed at ensuring compliance with, these laws and regulations. None of our compliance obligations with environmental protection laws and regulations, individually or in the aggregate, is expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Operating Leases

We have entered into operating leases for certain warehouse, manufacturing and distribution facilities. The future minimum obligations under operating leases having a non-cancelable term in excess of one year are as follows (in millions):

Year	Amount
2017	$2.0
2018	2.0
2019	2.0
2020	2.0
2021	2.1
Thereafter	1.0

Future minimum obligations	$11.1

Rental expense under operating leases was $2.4 million, $2.3 million and $1.9 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Note 10.     Derivative Financial Instruments

We are exposed to financial risks, such as changes in foreign currency exchange rates, interest rates and commodity prices. We manage these risks, where appropriate, with the use of derivative instruments. We enter into derivative instruments to hedge a portion of forecasted cash flows denominated in Thai baht. The derivative instruments used to manage these exposures are designated and qualify as cash flow hedges. The foreign currency exposure on certain monetary assets and liabilities, primarily intercompany loans and accounts payable, is hedged with undesignated derivative instruments.

Translation adjustments result from translating foreign entities’ financial statements into U.S. dollars from their functional currencies. The risk to any particular entity’s net assets is reduced to the extent that the entity is financed with local currency borrowing. Translation exposure, which results from changes in translation rates between functional currencies and the U.S. dollar, is not hedged.

The derivative liabilities for foreign exchange contracts as of December 31, 2017 and 2016 were $0.1 million and $0.8 million respectively, and are included in the combined balance sheet in accrued expenses. The derivative assets for foreign exchange contracts as of December 31, 2017 were $1.5 million and included in the combined balance sheet in prepaid and other current assets. The derivative assets as of December 31, 2016 were not material.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is initially recorded in Accumulated Other Comprehensive Income (“AOCI”), net of related income taxes, and recognized in earnings in the same period that the hedged exposure affects earnings. These gains or losses recognized to earnings were not significant in each of the years ended December 31, 2017, 2016 and 2015. As of December 31, 2017, the aggregate notional value of outstanding foreign exchange derivative contracts designated as cash flow hedges was approximately $35.1 million. Cash flow hedges resulted in no significant ineffectiveness in the years ended December 31, 2017, 2016 and 2015. For the years ended December 31, 2017, 2016 and 2015, no gains or losses were reclassified into earnings as a result of the discontinuance of cash flow hedges due to the original forecasted transaction no longer being probable of occurring. At December 31, 2017, amounts to be reclassified from AOCI during the next year are not expected to be significant. The maximum maturity of cash flow hedges in place at December 31, 2017 is December 2018.

Gains or losses on undesignated foreign exchange hedging instruments are immediately recognized in other (income) and expense, net. These gains or losses have not been significant for each of the three years ended December 31, 2017, 2016 and 2015. The effect on earnings from the use of these non-designated derivatives is substantially neutralized by the transactional gains and losses recorded on the underlying assets and liabilities. At December 31, 2017, the notional amount of these undesignated derivative instruments held by Halyard was approximately $46.3 million.

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Note 11.     Related Party Transactions

During 2017, 2016 and 2015, we utilized certain manufacturing and distribution facilities and resources managed by affiliates of Halyard to conduct our business. The expenses associated with these transactions, are included in cost of products sold in our combined income statement.

Our combined financial statements include certain expenses of Halyard which were allocated to us for certain functions, including general expenses related to supply chain, finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated primarily on a relative percentage of net sales or headcount basis.

The total amount of these allocations from Halyard was approximately as follows (in millions):

	Year Ended December 31,
	2017	2016	2015
Cost of products sold	$—	$0.9	$1.6
Research and development expense	—	0.3	0.7
Selling and general expense	39.2	47.3	60.5
Other (expense) income, net	—	0.1	0.5

Total	$39.2	$48.6	$63.3

We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as a separate, stand-alone company or of the costs we will incur in the future.

Historically, Halyard has provided financing, cash management and other treasury services to us. In North America, our cash balances are swept by Halyard, and historically, we have received funding from Halyard for most of our operating and investing cash needs. Cash transferred to and from Halyard has historically been recorded as intercompany cash. Intercompany cash, receivables and payables with Halyard are reflected within Halyard’s Net Investment in the accompanying combined financial statements.

Note 12.     Subsequent Events

Bahamas Surgery Center

On March 30, 2018, the Court in the matter styled Bahamas Surgery Center, LLC v. Kimberly-Clark Corporation and Halyard Health, Inc., No. 2:14-cv-08390-DMG-SH (C.D. Cal.) (“Bahamas”), ruled on the defendants’ three post-trial motions. See “Commitments and Contingencies” in Note 9 for a description of this matter and the post-trial motions.

The court denied all three motions, except it granted in part the motion to reduce the award of punitive damages. The Court reduced the punitive damages awarded against Halyard Health from $100 million to $1.3 million, and it reduced the punitive damages awarded against Kimberly-Clark Corporation (“Kimberly-Clark”) from $350 million to $19.4 million.

The total compensatory and punitive damages plus pre-judgment interest awarded against Halyard Health is $1.6 million, and against Kimberly-Clark it is $24.4 million.

The plaintiff has until April 9, 2018 to either agree to the reduction in the punitive damages or seek a new trial limited to determining the proper amount of punitive damages, if any.

We intend to continue our vigorous defense of the Bahamas matter.

Jackson

In the matter styled Jackson v. Halyard Health, Inc., Robert E. Abernathy, Steven E. Voskuil, et al., No. 1:16-cv-05093-LTS (S.D.N.Y.), filed on June 28, 2016, the plaintiff brought a putative class action against the Company, our Chief Executive Officer, our Chief Financial Officer and other defendants, asserting claims for violations of the Securities Exchange Act, Sections 10(b) and 20(a). The plaintiff alleged that the defendants made misrepresentations and failed to disclose certain information about the safety and effectiveness of our MicroCool

S&IP, A BUSINESS OF HALYARD HEALTH, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

gowns and thereby artificially inflated the Company’s stock prices during the respective class periods. The alleged class period for purchasers of Kimberly-Clark securities who subsequently received Halyard Health securities was February 25, 2013 to October 21, 2014, and the alleged class period for purchasers of Halyard Health securities was October 21, 2014 to April 29, 2016. On February 16, 2017, we moved to dismiss the case.

On March 30, 2018, the court granted our motion to dismiss, without leave to amend. The plaintiff will have 30 days after entry of judgment to file his notice of appeal. If the plaintiff appeals, we intend to continue our vigorous defense of this matter.